Exhibit 99.1



Press Release


PLYMOUTH RUBBER COMPANY, INC. REPORTS IMPROVED RESULTS FOR THE
FIRST QUARTER OF 2004

CANTON, Mass., April 2, 2004 -- Plymouth Rubber Company, Inc.
(Amex: PLR.A - News, PLR.B - News) announced today financial results for the first quarter ended February 27, 2004.

Plymouth's first quarter 2004 sales increased 9% to $14,822,000, from $13,543,000 in 2003. Net loss for the first quarter decreased to a loss of $797,000, or a loss of $0.39 diluted earnings per share, compared to a loss of $1,380,000, or a loss of $0.67 diluted earnings per share in 2003.

 "We were pleased by our continued improvement in the quarter, as our sales strengthened significantly from the previous year and our seasonally normal first quarter loss was reduced by 42%" stated Maurice J. Hamilburg, Plymouth's President and Co-CEO.
"We continue to plan higher sales for the remainder of 2004 which should produce considerable further improvement. Our goal is to return Plymouth to profitability in 2004."

Plymouth Rubber Company, Inc. manufactures and distributes plastic and rubber products, including automotive tapes, insulating tapes, and other industrial tapes and films. The Company's tape products are used by the electrical supply industry, electric utilities, and automotive and other original equipment manufacturers. Through its Brite-Line Technologies subsidiary, Plymouth manufactures and supplies highway marking products.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements as a result of various factors, including those referenced in the "Management's Discussion and Analysis" section of the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K which are on file with the SEC.

Contact:
Joseph J. Berns
Vice President -- Finance
(781) 828-0220 Ext. 1377
Source: Plymouth Rubber Company, Inc.







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PLYMOUTH RUBBER COMPANY, INC. REPORTS IMPROVED RESULTS FOR THE
FIRST QUARTER OF 2004
(Continued)



 (in Thousands, Except Share and Per Share Amounts)
 (Unaudited)


                             First Quarter Ended
                            ---------------------
                             Feb. 27,    Feb. 28,
                              2004         2003
                            --------     --------
Net Sales                $    14,822   $   13,543
                            ========     ========
Net Loss                 $      (797)  $   (1,380)
                            ========     ========
Per Share Data:

Basic Earnings Per Share:

Net Loss                 $     (0.39)  $    (0.67)
                            =========    =========
Weighted average shares
 outstanding                2,058,976    2,058,976
                            =========    =========

Diluted Earnings Per Share:

Net Loss                 $     (0.39)  $    (0.67)
                            =========    =========

Weighted average shares
 outstanding                2,058,976    2,058,976
                            =========    =========